                               POWER OF ATTORNEY

      The undersigned, a director and (or) officer of Harsco Corporation, a
Delaware corporation (the "Company") appoints the following individuals, with full power to each of them to act alone, as his or her true and lawful attorneys-in-fact and agents to execute and file on behalf of the undersigned all Forms 3, 4 and 5 and any amendments thereto that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned's ownership of or transactions in securities of Harsco Corporation. The authority of the following individuals under the Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Harsco Corporation, unless earlier revoked in writing. The undersigned acknowledges that the following individuals are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

      The following employees of Harsco Corporation:

           Senior Vice President and General Counsel, Chief Compliance Officer &
                  Corporate Secretary of the Corporation
           Vice President, Assistant General Counsel & Assistant Corporate
                  Secretary
           Senior Paralegal - Corporate

      This authorization shall supersede all prior authorizations to act for the undersigned with respect to securities of the Company in these matters.

      IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of October
2022.

                             /s/ Jennifer Kozak
                             --------------------------------------
                             Jennifer Kozak